     As filed with the Securities and Exchange Commission on December , 1997

                                                    Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                   INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.
             (Exact name of Registrant as specified in its charter)

                   CALIFORNIA                              94-2862863
        (State or other jurisdiction of                 (I.R.S. employer
         incorporation or organization)                identification no.)

                            1895 E. FRANCISCO BLVD.
                        SAN RAFAEL, CALIFORNIA 94901-5568
                                 (415) 257-3000
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)
                              --------------------
                               GEOFFREY B. KOBLICK
                                    PRESIDENT
                   INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.
                             1895 E. FRANCISCO BLVD.
                        SAN RAFAEL, CALIFORNIA 94901-5568
                                 (415) 257-3000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              --------------------
                                   Copies to:
                              C. KEVIN KELSO, ESQ.
                               FENWICK & WEST LLP
                         TWO PALO ALTO SQUARE, SUITE 800
                           PALO ALTO, CALIFORNIA 94306
                                 (650) 494-0600
                              --------------------
      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM
      TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                              ---------------------

                               CALCULATION OF REGISTRATION FEE
=========================================================================================================

    TITLE OF EACH CLASS OF       AMOUNT TO       PROPOSED MAXIMUM      PROPOSED MAXIMUM     AMOUNT OF
          SECURITIES                 BE         OFFERING PRICE PER    AGGREGATE OFFERING   REGISTRATION
      TO BE REGISTERED          REGISTERED(1)        SHARE(1)              PRICE(1)            FEE
---------------------------------------------------------------------------------------------------------
Common Stock no par value        20,000 shs.          $15.75               $315,000            $100
-------------------------------- ------------- ---------------------- -------------------- --------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(c) under the Securities Act, based on the closing price of the Common Stock on the Nasdaq National Market on December 8, 1997.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

This Prospectus and the information contained herein are subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted, prior to the time the prospectus is delivered in final form. Under no circumstances shall this Preliminary Prospectus constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

                 SUBJECT TO COMPLETION, DATED DECEMBER 22, 1997

                                  20,000 SHARES

                   INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.

                                  COMMON STOCK

                               -------------------

        All of the shares of Common Stock offered hereby ("the "Shares") are being offered by the shareholders named herein under "Selling Shareholders" (such shareholders are sometimes referred to herein as the "Shareholders"). Such shares are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended. No underwriting discounts, commissions or expenses are payable or applicable in connection with the sale of such shares. The Common Stock of International Microcomputer Software, Inc. (the "Company") is quoted on the Nasdaq National Market under the symbol "IMSI." The shares of Common Stock offered hereby will be sold from time to time at then prevailing market prices, at prices relating to prevailing market prices or at negotiated prices. On December 22, 1997 the closing price of the Common Stock on the Nasdaq National Market was $13.25 per share.

        The Shares offered hereby were issued by the Company in connection with its acquisition of MediaPaq, Inc. ("MediaPaq") on August 22, 1997.

        The Shareholders represented to the Company, in the agreements relating to their acquisition of the Shares covered hereby, that they were acquiring such Shares for investment and with no present intention of distributing or reselling such Shares. However, in recognition of the fact that each such Shareholder, even though purchasing such shares for investment, may wish to be legally permitted to sell the Shares when they deem appropriate, the Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement of which this Prospectus forms a part with respect to the sale of such Shares from time to time. See "Selling Shareholders." To the Company's knowledge, as of the date of this Prospectus no Shareholder has entered into any agreement, arrangement or understanding with any particular broker, market maker or other person with respect to sale of any of the Shares offered hereby.

        The Shares are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"). The Company will pay the expenses of registration estimated at $16,000. No underwriting discounts, commissions or expenses are payable or applicable in connection with the sale of the Shares. The Shares offered hereby may be sold from time to time at then prevailing market prices, at prices relating to prevailing market prices or at negotiated prices. This Prospectus may be used by the Shareholders or by any broker-dealer who may participate in sales of the Common Stock covered hereby. In addition, any Shares offered hereby which qualify for sale pursuant to Rule 144 under the Securities Act or any other exemption may be sold under Rule 144 or another exemption rather than pursuant to this Prospectus.

              SEE "RISK FACTORS" COMMENCING ON PAGE 4 HEREOF FOR A
      DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION
             WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS DECEMBER 22, 1997.

                              AVAILABLE INFORMATION

        The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Statements in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance in which a copy of such contract is filed as an exhibit to one of the Registration Statement, reference is made to such copy, and each such statement shall be deemed qualified in all respects by such reference. Copies of the Registration Statement may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth below.

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company's Common Stock is quoted for trading on the Nasdaq National Market and reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

        NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS AT ANY TIME NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed with the Commission are incorporated herein by reference:

(a) The Company's Annual Report on Form 10-K filed with the Commission for the fiscal year ended June 30, 1997.

(b) The Company's Quarterly Report on Form 10-Q filed with the Commission for the quarter ended September 30, 1997.

(c) The description of the Company's Common Stock contained in the Company's registration statement on Form 8-A on file with the Commission, as amended.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act following the date of this Prospectus and prior to the termination of the offering contemplated hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates), upon written or oral request to Geoffrey B. Koblick, President, International Microcomputer Software, Inc., 1895 E. Francisco Blvd., San Rafael, California 94901-5568; telephone number (415) 257-3000.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                   THE COMPANY

        The principal executive offices of the Company are located at 1895 E. Francisco Blvd., San Rafael, California 94901-5568 and its telephone number is
(415) 257-3000. In this Prospectus, the term "IMSI" or "Company" refers to IMSI, a California corporation, and its subsidiaries, unless the context otherwise requires.

                                  RISK FACTORS

        Investors should consider carefully the following risk factors, in addition to the other information contained in this Prospectus, before purchasing the shares of Common Stock offered hereby.

        This Prospectus contains forward-looking statements which involve risks and uncertainties. Discussions containing such forward-looking statements may be found in the materials set forth under "Risk Factors," as well as in the documents incorporated by reference herein and other documents filed by the Company under the Exchange Act. Actual events or results may differ materially from those discussed in this Prospectus. Given these uncertainties, Prospectus investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect any events or developments.

        Important factors and assumptions that could cause the Company's actual results to differ materially from those included in the forward-looking statements made herein include the factors that are responsible for period-to-period fluctuations in the Company's operating results generally. These factors include without limitation the integration of operations resulting from acquisitions of companies or products, delays in customer purchases in anticipation of upgrades to existing products or release of competitive products, currency fluctuations, dealer and distributor order patterns and seasonality of buying patterns of customers and the historic and recurring pattern of Company sales by which a disproportionate percentage of a quarter's total sales occur in the last month and weeks of each quarter, making predictions of revenues and earnings especially difficult and resulting in substantial risk of variance of actual results from those existing at any time prior to near the end of the quarter. Additional factors and assumptions that could generally cause the Company's actual results to differ materially from those included in the forward-looking statements made herein include without limitation the Company's ability to develop and introduce new products or new versions of existing products, the effects of general economic conditions, the impact of competitive products and pricing in the consumer software industry, the Company's ability to keep pace with the evolution of the technology platforms for which the Company develops and produces products and the Company's ability to continue to exploit new channels of distribution for its products.

        FLUCTUATIONS IN OPERATING RESULTS. The Company has experienced and may in the future experience significant quarterly and annual fluctuations in revenues and results of operations. Although the Company experienced growth during fiscal years 1997 and 1996, the Company experienced a net loss for fiscal 1995, and for the Company's first quarter ended September 30, 1997, the Company reported a net loss of approximately $3.1 million, reflecting in part charges, accounted for primarily as in-process research and development, amounting to approximately $6.4 million relating to several product acquisition and licensing transactions. The Company's revenues and results of operations fluctuate as a result of a variety of factors, including but not limited to the level of software sales, the degree of acceptance of the Company's products, the amount of revenue generated from products which require third party royalty payments, changes in product mix, competitive conditions in the industry, general economic conditions and the effects of the Company's acquisitions of products and technologies from third parties. Furthermore, the growth in revenue rates that the Company experienced during fiscal 1997 may not continue into fiscal 1998 and beyond. Shortfalls in revenues or earnings from levels expected by the financial market could have an immediate and significant adverse effect on the trading price of the Common Stock. Future operating results will continue to depend heavily on the level of software sales.

        Due to the acceptance and demand associated with the Company's software products, revenues are difficult to forecast and may fluctuate dramatically between reporting periods. Future prices the Company will be able to obtain for its software products may decrease from historical levels depending on, among other things, competitive factors. There can be no assurances that the Company will continue the software revenue growth trend experienced in fiscal 1997 or that the Company will achieve historical levels of software revenue.

        The Company plans to increase its presence in international markets. Risks associated with such pursuits include, but are not limited to, the following: changing market demands, economic and political conditions in foreign markets, foreign exchange fluctuations, longer collections cycles and changes in international tax laws. During fiscal 1997, the Company experienced an increase in revenues in all international subsidiaries. There can be no assurances that revenues from the Company's international subsidiaries will continue to increase.

        The Company generates revenue from internally developed software products, some of which utilize technology licensed from third parties. The Company expects to continue utilizing third party technology and may enter into agreements with additional business partners. If sales of software utilizing third party technology increase disproportionately, operating income as a percent of revenue may be below historical levels due to third party royalty obligations. There can be no assurances that the third parties will renew or not cancel existing agreements with the Company or require financial conditions which are unfavorable to the Company.

        The Company expects product development expenses to grow in future periods to fund development efforts on new and existing products. However, there can be no assurances that revenues will be sufficient to support the future product development which is required for the Company to be competitive. Although the Company may be able to release new products in addition to enhancements to existing products, there can be no assurances that the Company's new or upgraded products will be accepted, will not be delayed or canceled, or will not contain errors or "bugs" that could affect the performance of the product or cause damage to users' data.

        The Company expects sales and marketing expenses to increase in the future as the Company releases and promotes new products, increases promotions of existing product lines and continues to build its sales force. However, because of the lengthy sales cycle associated with software applications, the Company believes that the impact of these activities, if any, on future license revenues will not be immediate and there can be no assurances that increased sales, business and consumer, and marketing expenditures will result in increased revenues.

        COMPETITION. The business and consumer software market is intensely competitive and rapidly changing. A number of competitors offer products similar to the Company's products and target the same customers. The Company believes that its ability to compete depends upon many factors, some of which are within its control and some of which are not, including the timing and market acceptance of new products and enhancements developed by the Company and its competitors, product functionality, performance, price, reliability, customer service and support, sales and marketing efforts and product distribution. The Company has many competitors including Visio Corporation, Learning Company, Inc., Autodesk, Inc., Corel Corporation, Broderbund Software, Inc., and Expert Software, Inc. The Company's products also compete with products offered by other vendors, with systems integrators and with consulting companies that offer custom software development services. In addition, the Company competes with in-house management information services and programming resources of its potential customers. Many of the Company's competitors have substantially greater financial, technical marketing and sales resources than the Company. Some of these competitors also offer business application products not offered by the Company. There can be no assurances that the Company will be able to compete successfully in the future.

        RAPID TECHNOLOGICAL CHANGE. The software industry is characterized by rapid technological change. The pace of change has accelerated due to advances in mainframe and client/server technology and the growth in internet, intranet and extranet utilization. The Company expects to evaluate potential opportunities and may invest in those which are compatible with the Company's strategic direction. However, there can be no assurances that any such investments will be profitable. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete. Accordingly, the Company's future success will depend in part upon its ability to continue to enhance its current products and to develop and introduce new products that respond to evolving customer requirements and keep pace with technological development and emerging industry standards, such as new operating systems, hardware platforms, interfaces and third party applications software. There can be no assurances that the Company will be successful in developing and marketing product enhancements or new products that respond to technological change, changes in customer requirements or emerging industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of such products and enhancements, or that any new products or enhancements that it may introduce will achieve market acceptance.

        RECENT ACQUISITION TRANSACTIONS. The Company has in the past acquired many products and technologies from third parties in order to broaden its product lines and geographic sales channels. During the fiscal year ended June 30, 1997 and the first quarter of fiscal 1998, the Company acquired a number of products and technologies. For example, during the first quarter of fiscal 1998, the Company acquired a number of products in the CAD, diagramming and consumer categories from Corel Corporation; entered into a technology licensing agreement with Dragon Systems, a developer of speech recognition products; acquired from Quarterdeck Corporation exclusive worldwide licensing rights to the Hijaak graphics utility products; acquired certain assets of MediaPaq, Inc., including its browser technology; and acquired certain assets of MapLinx, Inc., including a mapping software program.

        The Company's product and technology acquisitions and additions have expanded the Company's size and number of product lines, and have resulted in an increase in the number of employees. There are significant risks associated with this growth. Certain of the Company's acquisitions have involved issuances of equity securities and resulted in various charges and expenses which have adversely affected, and will continue to affect, the Company's operating results and financial condition. The Company's ability to integrate and organize its new products and to successfully predict and manage its growth will require improvements in its operational, financial and management information systems. Acquiring products also creates the risk that the Company will not be able to complete any development of acquired products that may be required on a timely basis or at all, integrate the acquired products into the Company's product lines, successfully integrate employees who may join the Company in connection with such transaction, or successfully market the acquired products. There can be no assurances that such problems will not have a material adverse effect on the Company's results of operations. Moreover, there can be no assurance that the anticipated benefits of any specific acquisition will be realized or that the Company will not encounter difficulties in integrating these or future businesses, products or technologies.

        PRODUCT CONCENTRATION. The Company's results of operations depend to a significant extent on revenues of the Computer-Aided Product Line and Desktop Publishing Line. Revenues from sales of the Company's Computer-Aided Design Product Line and Desktop Publishing Line were approximately 65% of the Company's total revenues for the fiscal year 1996 and 77% for the fiscal year 1997. Although the Company publishes a broad range of products, the Company believes that its revenues and results of operations will continue to depend for the foreseeable future on the success of these product lines. Accordingly, the Company's future results of operations will depend, in part, on continued and expanded market acceptance of these product lines, as well as the Company's ability to continue to enhance these product lines and to introduce new products. A reduction in demand, or an increase in competition in the markets for these product lines, or a decline in sales of these product lines, could have a material adverse effect on the Company's business, financial condition and results of operation.

        PROPRIETARY RIGHTS. The Company regards its products as proprietary. Through its license agreements with customers and its internal security systems, confidentiality procedures and employee agreements, the Company has taken steps to protect its trade secrets and other intellectual property relating to its products. However, there can be no assurances that misappropriation will not occur. In addition, the laws of some countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States.

        The Company is not aware of any claims that its products infringe on the proprietary rights of third parties, however, there can be no assurances that third parties will not assert infringement claims against the Company in the future with respect to current or future products, and any such claims could require the Company to enter into royalty arrangements or result in costly litigation.

        EMPLOYEES. The Company's success depends on a number of its key employees. The loss of the services of the Company's key employees could have a material adverse effect on the Company. The Company believes that its future success will also depend in large part on its ability to attract and retain highly-skilled technical and management personnel. Competition for such personnel in the software industry is intense and the supply is limited. There can be no assurances that the Company will be successful in attracting and retaining such personnel.

        QUARTERLY TRENDS. The Company's consolidated results of operations to date have not been materially affected by seasonal trends. However, the Company believes that in the future its results may be impacted by such factors as order deferrals in anticipation of new product releases, delays in shipments of new products, a slower growth rate in the software markets in which the Company operates, or adverse general economic and industry conditions in any of the countries in which the Company does business. In addition, with significant portions of net revenues contributed by international operations, fluctuations of the U.S. dollar against foreign currencies and the seasonality of the European, Asia/Pacific, and other international markets could impact the Company's results of operations and financial position in a particular quarter. Rapid technological change and the Company's ability to develop, manufacture, and market products that successfully adapt to the change may also impact results of operations. Further, increased market competition from current or future competitors could also negatively impact the Company's results of operations. Due to these factors, the Company's future earnings and stock price may by subject to significant volatility, particularly on a quarterly basis. Any shortfall in revenues or earnings from anticipated levels could have an immediate and adverse effect on the trading price of the Common Stock.

                                  SHAREHOLDERS

        Each Shareholder acquired the shares of Common Stock offered by such Shareholder hereby in connection with the Company's acquisition of MediaPaq, pursuant to an Exchange Agreement dated August 22, 1997 (the "Exchange Agreement"). In the Exchange Agreement, each Shareholder exchanged their MediaPaq equity securities for Common Stock of the Company. In the Exchange Agreement, each of the Shareholders represented to the Company that it was acquiring the Shares covered hereby for investment and with no present intention of distributing or reselling such Shares. However, in recognition of the fact that each such Shareholder, even though acquiring such Shares for investment may wish to be legally permitted to sell the Shares when it deems appropriate. The Company has filed with the Commission the Registration Statement with respect to the sale of such Shares from time to time. No Shareholder has had any position, office or other material relationship with the Company within the past three years. One or more of the Shareholders may from time to time provide consulting services to the Company and receive compensation from the Company for such services, but as of the date of this Prospectus the Company has not entered into any agreements with any Shareholder with respect to any such services.

        The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of October 31, 1997, by each Shareholder named below. The following table assumes each Shareholder sells all of the shares offered hereby. The Company is unable at this time to determine the exact number of shares that will actually be sold.

                                               Beneficially
                                        Owned Prior to Offering   Shares
                                        -----------------------    Being     Shares Beneficially
Name                                      Number      Percent     Offered    Owned After Offering
----                                    ----------    -------     -------    --------------------
Lund Family Investment Limited             1,000         *         1,000                --
Partnership
A. Brent Payne                             1,000         *         1,000                --
Brendon and Melinda Daunt                  1,000         *         1,000                --
Lawrence J. Karasz                            50         *            50                --
Mark G. Dixon                                610         *           810                --
The Magerkurth Family Trust U/A 11/8/94      250         *           250                --
Stephen Magerkurth                            27         *            27                --
Trent R. Smock                               160         *           160                --
Michael M. Fisher                              2         *             2                --
Kent C. & Judith A. Mueller T/U/A Dated        1         *             1                --
8/28/92
Steven M. Weinberg                             2         *             2                --

--------------------
*  Less than 1%.

                              PLAN OF DISTRIBUTION

        The Registration Statement of which this Prospectus forms a part has been filed pursuant to registration rights granted to the Shareholders pursuant to the Exchange Agreement. To the Company's knowledge, no Shareholder has entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the Shares offered hereby, nor does the Company know the identity of the brokers or market makers that will participate in the offering.

        The Shareholders' Shares covered hereby may be offered and sold from time to time by the Shareholders at then prevailing market prices, at prices relating to prevailing market prices or at negotiated prices. In addition, any Shares offered hereby which qualify for sale pursuant to Rule 144 under the Securities Act or any other exemption may be sold under Rule 144 or another exemption rather than pursuant to the Prospectus. The Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. No assurances can be given that the Shareholders will sell any of the Shares that are subject to this Prospectus or that any Shareholder will not sell such Shares in a private transaction or other transaction that is exempt from the registration requirements of the Securities Act. The Company has been advised by the Shareholders that they have not, as of the date hereof, entered into any arrangement with a broker-dealer for the sale of shares. In effecting sales, broker-dealers engaged by the Shareholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Shareholders in amounts to be negotiated prior to the sale.

        The Shares may be sold by one or more of the following methods: (a) a block trade in which the broker-dealer engaged by the Shareholder will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) through privately negotiated transactions; (c) purchases by the broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. To the Company's knowledge, the Shareholders have not, as of the date hereof, entered into any arrangement with a broker-dealer for the sale of shares through a block trade, special offering, or secondary distribution of a purchase by a broker-dealer. In effecting sales, broker-dealers engaged by the Shareholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Shareholders in amounts to be negotiated.

        In offering the Shares, the Shareholders and any broker-dealers who execute sales for the Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Shareholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions.

        The Shareholders have advised the Company that, during such time as they may be engaged in a distribution of the shares of Common Stock included herein, they will comply with Regulation M promulgated under the Exchange Act and, in connection therewith, the Shareholders have agreed not to engage in any stabilization activity in connection with any securities of the Company, to furnish copies of this Prospectus to each broker-dealer through which the shares of Common Stock included herein may be offered, and not to bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities of the Company except as permitted under the Exchange Act. The Shareholders have also agreed to inform the Company and broker-dealers through whom sales may be made hereunder when the distribution of the shares is completed.

        Rules 101 and 102 of Regulation M under the Exchange Act, among other things, generally prohibit certain participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 104 of Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

        This Offering will terminate as to each Shareholder on the earlier of
(a) the date on which such Shareholder's shares may be resold without volume restrictions under the Securities Act; or (b) the date on which all Shares offered hereby have been sold by the Shareholders. There can be no assurance that any of the Shareholders will sell any or all of the shares of Common Stock offered hereby.

                                  LEGAL MATTERS

        The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Geoffrey B. Koblick, in-house counsel to the Company. Mr. Koblick is chairman of the Company and beneficially owns 503,696 shares of Common Stock.

                                     EXPERTS

        The consolidated financial statements of the Company as of June 30, 1995, 1996 and 1997, and for each of the years in the three-year period ended June 30, 1997 included in the Company's Annual Report on Form 10-K for the year ended June 30, 1997, have been audited by Deloitte & Touche LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report and upon the authority of said firm as experts in accounting and auditing.

        The consolidated statements of operations, shareholders' equity and cash flows and the financial statement schedule for the year ended June 30, 1995, incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended June 30, 1997, have been incorporated herein in reliance on the report of Coopers & Lybrand LLP, independent accountants given upon the authority of that firm as experts in accounting and auditing.

================================================================================





                           INTERNATIONAL MICROCOMPUTER
                                 SOFTWARE, INC.







                                20,000 Shares of
                                  Common Stock







                              --------------------

                                   PROSPECTUS

                              --------------------





================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The estimated expenses to be paid by the Registrant in connection with this offering are as follows:

Securities and Exchange Commission registration fee           $     100
Accounting fees and expenses                                     10,000
Legal fees and expenses                                           5,000
Miscellaneous                                                       900
                                                              ---------
    Total                                                     $  16,000


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 317 of the California Corporations Code provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.

        Section 5 of Article II of the Company's By-laws, provides as follows:

        Section 5. INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

               (a) Authorization. The corporation may indemnify any director, officer, agent or employee as to those liabilities and on those terms and conditions as are specified in Section 317 of the General Corporation Law. In any event, the corporation shall have the right to purchase and maintain insurance on behalf of any such persons whether or not the corporation would have the power to indemnify such person again the liability insured against.

               (b) Indemnification. To the fullest extent permissible under
Section 317 of the General Corporation Law, the corporation shall indemnify its directors and officers against all expenses, judgments, fines, settlements and other amounts actually and reasonably incurred by them in connection with any proceeding, including an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation, at the request of the corporation as a director, officer, trustee, employee or agent of another corporation, or of a partnership, joining venture, trust or other enterprise (including service with respect to employee benefit plans), or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the corporation or of another enterprise at the request of the predecessor corporation. To the fullest extent permissible under Section 317 of the General Corporation Law, expenses incurred by a director or officer seeking indemnification under this By-law in defending any proceeding shall be advanced by the corporation as they are incurred upon receipt by the corporation of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that the director or officer is not entitled to be indemnified by the corporation for those expenses. The rights granted by this By-law are contractual in nature and, as such, may not be altered with respects to any present or former director or officer without the written consent of that person.

               (c) Procedure. Upon written request to the Board of Directors by a person seeking indemnification under this By-law, the Board shall promptly determine in accordance with Section 317(e) of the General Corporation Law whether the applicable standard of conduct has been met and, if so, the Board shall authorize indemnification. If the Board cannot authorize indemnification because the number of directors who are parties to the proceeding with respect to which indemnification is sought prevents the formation of a quorum of directors who are not parties to the proceeding, then, upon written request by the person seeking indemnification, independent legal counsel (by means of a written opinion obtained at the corporation's expense) or the corporation's shareholders shall determine whether the applicable standard of conduct has been met and, if so, shall authorize indemnification.

               (d) Definitions. The term "proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative. The term "expenses" includes, without limitation, attorneys' fees and any expenses of establishing a right to indemnification.

        The Company has not purchased directors' and officers' liability insurance which would indemnify the directors and officers of the Company against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

ITEM 16.  EXHIBITS.

        The following exhibits are filed herewith or incorporated by reference herein:

EXHIBIT
NUMBER                              EXHIBIT TITLE
-------                             -------------
4.3        --     Exchange Agreement by and among the company and the
                  Shareholders of MediaPaq dated as of August 22, 1997 (the
                  "Exchange Agreement").

5.1        --     Opinion of Counsel regarding the legality of Common Stock.

23.1       --     Independent Auditors' Consent.

23.2       --     Independent Accountants' Consent.

23.3       --     Consent of Counsel (included in Exhibit 5.01).

24.1       --     Power of Attorney (see page II-5).

-------------------------

* Previously filed as an exhibit to the Company's Registration Statement on Form S-3, File No. 33-69206, as declared effective by the Commission on December 17, 1993.

ITEM 17.       UNDERTAKINGS.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the information required to be included in a post-effective amendment thereby is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all for the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Rafael, State of California, on the 9 day of December, 1997.

                                      INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.

                                      By: ______________________________________
                                             Geoffrey B. Koblick
                                             President

                                POWER OF ATTORNEY

        KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Martin Sacks and Geoffrey B. Koblick, and each of them, his attorneys-in-fact, and agents, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                             TITLE                               DATE
---------                             -----                               ----
PRINCIPAL EXECUTIVE OFFICER:

________________________________      Chief Executive Officer,            December 22, 1997
Martin Sacks                          President and Director

PRINCIPAL FINANCIAL OFFICER AND
  PRINCIPAL ACCOUNTING OFFICER:

________________________________      Vice President and                  December 22, 1997
Ken Fineman                           Chief Financial Officer

ADDITIONAL DIRECTORS:

________________________________      Chairman of the Board               December 22, 1997
Geoffrey B. Koblick

________________________________      Vice President and Director         December 22, 1997
Robert Mayer

________________________________      Director                            December 22, 1997
Charles Federman

________________________________      Director                            December 22, 1997
Gordon Landies

                                  EXHIBIT INDEX


EXHIBIT
NUMBER                                  EXHIBIT TITLE
-------                                 -------------
4.3       --    Exchange Agreement by and among the Company and the Shareholders of MediaPaq dated as of August 22, 1997 (the "Exchange
                Agreement").

5.1       --    Opinion of Counsel regarding the legality of the securities being issued.

23.1      --    Independent Auditors' Consent.

23.2      --    Independent Accountants' Consent

23.3      --    Consent of Counsel (included in Exhibit 5.01).

24.1      --    Power of Attorney (see page II-5).